Exhibit 10.5.1

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) sets forth certain understandings and agreements reached by and between Richard Piske, III, acting on his own behalf (the “Employee”), Stratum Holdings, Inc., a Nevada corporation, and all of its parents, subsidiaries, and affiliated companies and divisions, including all officers, directors, agents, and employees (collectively, the “Company”).  The Employee and the Company are collectively referred to herein as the “Parties”.

WHEREAS, the Company has employed the Employee pursuant to an Employment Agreement dated March 1, 2007 (the “Employment Agreement”);

WHEREAS, the Employee and the Company have mutually agreed to gradually end the Employee’s employment and transition his responsibilities pursuant to the terms of this Agreement;

WHEREAS, the Employee desires to voluntarily resign his employment with the Company following the closing of a contemplated transaction with Hamilton Engineering, Inc. (the “Transaction”) and the Company desires to accept such resignation;

WHEREAS, the Transaction would not constitute a Change in Control as defined in Section 6.5 of the Employment Agreement, and the Employment Agreement does not otherwise provide any severance to the Employee upon his voluntary resignation;

WHEREAS, the Company desires to retain the Employee through the closing date of the Transaction (the “Resignation Date”) and to provide severance benefits to the Employee upon his termination of employment on the Resignation Date; and

WHEREAS, the Parties each desire to formalize the terms, benefits, and conditions relating to the Employee’s termination of employment by agreeing to the terms in this Agreement.

NOW THEREFORE, in exchange for the consideration and mutual promises recited below, the Parties agree to the following terms:

1.             Resignation of Employment.  Subject to the provisions of this Section 1, the Employee will continue to serve as President and Chief Executive Officer of the Company until Resignation Date, on which date he will resign said position and all other employment, officer or director positions he holds with the Company or any of its parents, subsidiaries and affiliated entities (collectively “Affiliates”); provided that, on and after the Resignation Date, the Employee may continue to serve on the Board of Directors of the Company for as long as the Company and the Employee mutually agree.  The Company will continue to pay the Employee his current base salary of $15,000 per month and will provide the Employee all other employee benefits through the Resignation Date.

2.             Announcements. Following execution of this Agreement, the parties agree to develop and agree on an overall plan for the formal announcement of the Employee’s resignation to employees of the Company and third parties and the parties agree that neither the Company nor the Employee will make any formal announcements concerning the Employee’s resignation to employees of the Company or third parties until finalization of such plan except (i) as and when mutually agreed by the parties, which agreement shall not unreasonably be withheld, or (ii) as required by law.

3.             Early Termination.  Prior to the Resignation Date, the Company may terminate the Employee’s service with or without “Cause” (as defined in the Employment Agreement), and the Employee may terminate his service as President and as Chief Executive Officer for any reason.  Any such termination shall be referred to herein as an “Early Termination”.  In the event of any Early Termination, such Early Termination shall be governed by and subject to the terms and conditions of the Employment Agreement and the Employee shall be entitled to the payments and benefits, if any, provided thereunder.

4.             Severance Payments and Other Actions. In consideration of the amicable end to their employment relationship, if an Early Termination does not occur, and subject to the Employee’s execution of the Separation Agreement and Release  (a copy of which is attached as Exhibit A) on or about the Resignation Date, the Company will provide the Employee with the following severance payments in accordance with the terms of the Separation Agreement and Release in full and complete settlement of any and all claims (including any the Employee may have for attorneys’ fees and costs):

(a)           The Company will pay as severance pay to the Employee the total amount of (i) a cash lump sum payment of $200,000.00 upon the earlier to occur of (A) seven (7) days following the date hereof or (B) the Resignation Date, and (ii) the number of shares of the Company’s common stock with an aggregate value of $280,000, which amount is equal to his Salary (as defined in the Employment Agreement) for the remainder of the unexpired term of the Employment Agreement less the amount paid under clause (i) above, which amount shall be divided by the average of the common stock’s bid and ask prices for the 20 trading days immediately prior to the Resignation Date (clauses (i) and (ii) referred to herein as “Severance Pay”).  The Parties acknowledge and agree that this Agreement sets forth all of the terms, conditions, payments, and benefits relating to the Employee’s separation from employment and the termination of the Employment Agreement.

(b)           On or prior to the Resignation Date, the Company agrees to transfer legal title to the Employee of the BMW 5-Series automobile currently being used by the Employee in his employment with the Company.

The Employee acknowledges that the Company’s obligation to pay severance, if any, will arise only after the Employee’s employment has ended and, only if the Employee signs and returns the Separation Agreement and Release in the form attached hereto as Exhibit A.  The Employee further acknowledges and agrees that the Severance Pay constitutes consideration for the Employee’s release of claims at the time of his resignation.  In the event the Employee declines to sign the Separation Agreement and Release, he shall not be entitled to any severance, and the Company will have no further liability or obligation to the Employee under this Agreement or in connection with his employment or resignation.  The Employee agrees and understands that the Employee must return any and all property belonging to the Company, including, but not limited to, copiers, printers, fax machines, telephones, credit cards, files, and other equipment as a condition to receiving the amounts described herein.  In the event that the Transaction is not consummated, the Company and the Employee agree that the Employment Agreement will remain in full force and effect, and both parties will perform their respective rights, duties and obligations thereunder, including, but not limited to, the salary adjustment contemplated thereunder.

5.             Stock Option Grants.  On the Resignation Date, the Company will vest all outstanding stock options currently held by the Employee (the “Options”), and all such Options shall remain exercisable for the remainder of their unexpired terms in accordance with the original grant agreements.

6.             Waiver of Additional Compensation or Benefits.  Other than compensation and benefits provided for in this Agreement, the Employee shall not be entitled to any additional compensation, benefits, payments or grants under any benefit plan, employment agreement, severance plan or bonus or incentive program established by the Company or any affiliate.  Any vested interest held by the Employee in the Company’s 401(k) Plan, retirement plan and any other plans in which the Employee participates shall be distributed in accordance with the terms of the plan and applicable law.  The Employee has no right to any stock options or grants under any plan.

7.             Confidentiality and Return of the Company Property. The Employee further agrees that the Employee will keep any proprietary or confidential information pertaining to the business of the Company and its owners, principals, and partners, gained during the Employee’s employment strictly confidential, unless required by law to disclose such information. Such information includes customer lists and names, pricing methods, prices charged to customers, customer proposals, methods of doing business, and computer programs and designs. The Employee will also immediately return all documents and electronic data and information that the Employee obtained during employment at the Company. The Employee also agrees to keep the terms and existence of this Agreement confidential and will not disclose any of its terms to a third party.

8.             Breach of Confidentiality. The Employee agrees that a breach by the Employee of the promises of confidentiality and nondisclosure set forth in this Agreement shall be a material breach of this Agreement, for which the Company will suffer damages and may seek legal damages (including the return of any consideration provided to the Employee under this Agreement), including attorney’s fees and costs, injunctive relief and other appropriate relief against him in a court of law.

9.             References. Unless otherwise required by law or upon advice of counsel, the Company agrees to provide the Employee with a reference, giving only dates of employment and job title should the Employee seek new employment. The Employee acknowledges and agrees that the Company is otherwise required to provide such a reference is adequate consideration for this Agreement.

10.           Acknowledgement. The Employee represents and acknowledges that the Employee has read all of the terms of this Agreement and has had an adequate opportunity to discuss it with others not associated with the Company, including his own independent legal counsel. The Employee agrees that the Company, or its respective representatives, employees, or agents have made any representations to the Employee concerning the terms or effects of this Agreement other than those contained in this Agreement.

11.           Indemnification. In further consideration of the amounts paid by the Company and the releases contained herein, each of the Employee and the Company agrees to indemnify unconditionally and hold harmless the other party from any and all damages, costs, fines, or penalties, arising out of or relating to a claim, suit, action, or petition by any person or entity seeking relief against the other party based in whole or in part on the negligence or wrongful acts of such party.

12.           Governing Law: No Modifications: Venue. This Severance Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and cannot be amended, modified, or supplemented except by a written agreement entered into by all parties hereto. Any action or suit to enforce or interpret this Severance Agreement shall be filed in Harris, Texas.

13.           Severability: Survival of Terms. In the event any provision of this Severance Agreement is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Severance Agreement shall continue unabated and in full force and effect. All obligations of a continuing nature created by this Severance Agreement shall survive its expiration or termination.

14.           No Admissions of Liability. Neither this Agreement, nor anything contained herein, is to be construed as an admission by any party of any liability or unlawful conduct whatsoever. The Employee understands and agrees that the obligation of the Company to perform under this Agreement is conditioned on the Employee’s performance of all agreements, releases, and covenants as set forth herein.

15.           Survival.  The provisions of Sections 7, 8 and 9 of the Employment Agreement shall survive the termination of the Employee’s employment in accordance with their terms.  Without limiting the generality of the foregoing, the Employee confirms his commitment to complying with Section 7 and 8 of the Employment Agreement.  For the purposes of Sections 7 and 8 of the Employment Agreement, the date of termination of the Employee’s employment shall be the Resignation Date.  Furthermore, Section 9 of the Employment Agreement shall apply to any controversy or claim arising out of or relating to this Agreement.  The parties agree that nothing contemplated or effectuated by the terms of this Agreement or the execution and delivery of this Agreement shall constitute “Cause” (as defined in the Employment Agreement) for the Company to terminate the Employee’s employment and the Employment Agreement.

16.           No Assignment: Binding Effect. The Employee warrants and represents that the Employee has not assigned or transferred any rights or claims against the Company. In addition, this Agreement shall apply to the Employee and any of his assigns and transferees. This Agreement shall inure to the benefit of and be binding on the Parties hereto and their respective heirs, representatives, successors, transferees, and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Employee hereto evidence their agreement by their signatures.

Stratum Holdings, Inc.		Richard Piske, III

By:	/s/ D. Hughes Watler, Jr.	/s/ Richard Piske, III
Signature
Its:	Chief Financial Officer
	Title	Date: March 3, 2008

Date: March 3, 2008

EXHIBIT A

FORM OF SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Release Agreement”) is between Stratum Holdings, Inc., a Nevada corporation, and all of its parents, subsidiaries and affiliated companies and divisions, including all officers, directors, agents, and employees (collectively, the “Company”) and Richard Piske, III, acting on his own behalf (the “Employee”).

WHEREAS, the Employee has been employed by the Company pursuant to an Employment Agreement dated March 1, 2007 (the “Employment Agreement”); and

WHEREAS, the Employee has voluntarily resigned his employment with the Company, effective [DATE] (the “Resignation Date”).

WHEREAS, the Employee and the Company wish to resolve amicably all outstanding issues between them.

THEREFORE, in consideration of the promises set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.             Resignation.  The Employee’s employment with the Company will end effective [DATE].

2.             Severance. The Company shall provide the Employee Severance Pay as described in the parties’ Severance Agreement, subject to the Employee’s compliance with the terms of the Severance Agreement, and provided that the Employee does not revoke this Release Agreement.

A.            The Employee acknowledges that he is not otherwise entitled to the Severance Pay but for his execution of this Release Agreement.  The Employee acknowledges that he is not entitled to any further compensation from the Company pursuant to this Release Agreement or his employment.

B.            If the Employee breaches the Severance Agreement prior to full payment of the Severance Pay, then, in addition to any other remedy at law or in equity which the Company may have, the Company shall not be obligated to pay any unpaid part of the Severance Pay.

3.             Release.  The Employee on behalf of the Employee, his heirs, executors, successors and assigns, hereby releases, remises and discharges the Company and each and every one of its former or current directors, officers, employees, members, agents, successors, predecessors, subsidiaries, assigns and attorneys of and from all actions, causes of action, claims or complaints (collectively, “Claims”) in law or equity which the Employee or his heirs, executors, administrators, assigns, agents, representatives, attorneys, officers or employees ever had or now has by reason of any matter, cause or thing whatsoever at any time up to and including the date of execution of this Release Agreement, including but not limited to any Claim of discrimination, harassment, retaliation, breach of contract, wrongful termination, interference with contractual relations, intentional infliction of emotional distress, any alleged violation of any federal, state or local statutes, regulations or ordinances, including but not limited to the federal and state laws known as the Civil Rights Acts of 1964 and 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act (other than any accrued benefit(s) to which the Employee has a non-forfeitable right under any ERISA pension benefit plan), the retaliation provisions of the Fair Labor Standards Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, and any amendments to any of the foregoing, or any other Claims of any kind. Such release includes, but is not limited to, any claim the Employee or his counsel may have, or had, for payment of attorney’s fees, commissions or reimbursement of expenses. Furthermore, except as provided herein, the Employee shall not pursue any such Claim in any court, agency, board, committee or forum whatsoever, and shall reimburse the Company for all fees and expenses associated with the Company’s defense should the Employee pursue such a Claim, unless that claim challenges the knowing and voluntary nature or the validity of this Separation Agreement and Release under the Older Workers Benefit Protection Act.  The Employee acknowledges that the Severance Pay provided for in the Severance Agreement constitutes good and valuable consideration for the release contained in this Section 3.

4.             Confidentiality.  The content of this Release Agreement, the fact of the execution of this Release Agreement and the circumstances leading to the execution of the Release Agreement, are confidential and are not to be disclosed by any party except as necessary to a party’s respective accountants, attorneys, income tax preparers or similar professionals, each of whom shall be bound by this confidentiality requirement.  All documents, records, techniques, business secrets and other information which have come into the Employee’s possession from time to time during the Employee’s affiliation with the Company and/or any of its subsidiaries or affiliates shall be deemed to be confidential and proprietary to the Company and/or any of its subsidiaries or affiliates and shall be their sole and exclusive property.  The Employee agrees that the Employee will keep confidential and not divulge to any other party any of the Company’s or its subsidiaries’ or affiliates’ confidential information and business secrets, including, but not limited to, such matters as investor information, proprietary investment strategies, portfolio information, key personnel, operational methods, plans for future developments, and other business affairs and methods and other information not readily available to the public, except as required by law.  Additionally, the Employee agrees that he shall promptly return to the Company any and all confidential and proprietary information that is currently in the Employee’s possession.

5.             Nondisparagement/Nondisruption.

A.            The Employee and the Company shall reasonably cooperate with one another to effect a smooth transition of the Employee’s workload.

B.            The Employee shall not disparage the Company, including its parents, subsidiaries, affiliated companies, divisions, officers, directors, agents, and employees, nor will the Company’s officers and directors disparage the Employee in any communication with any third party.  The Company and the Employee agree that this is a material term of this Release Agreement. This Section 5.B. does not restrict either party from responding fully and truthfully in the context of a legal or other government proceeding in which either is under oath or responding to subpoena or otherwise required by law to cooperate with a government entity.

C.            Neither the Employee nor the Company shall not take any action to disrupt the business operations of the other.

6.             Non-Admission. The Employee understands and agrees that this Release Agreement shall not in any way be construed as an admission by the Company of any unlawful or wrongful acts whatsoever against employee or any other employee, and the Company specifically disclaims any liability to or wrongful acts against the Employee or any other person.

7.             Right to Review.  The Employee represents and agrees that he has had a reasonable time to review the Release Agreement and is voluntarily entering into this Release Agreement. The Employee understands that he may revoke this Release Agreement within seven (7) days after execution. The Employee’s notice of revocation must be in writing and addressed and delivered to the attention of the Company, on or before the end of the seven (7)-day period. This Release Agreement will not be effective or enforceable against the Company until eight (8) days after the Company has received employee’s signed copy of this Release Agreement. That will be the “effective date” of this Release Agreement. If the Employee revokes this Release Agreement as described herein, the Release Agreement will not become effective, and the Employee will not receive the payments set forth in the Severance Agreement. By signing below, the Employee further confirms that he: (a) has read this Release Agreement carefully and completely; (b) has been given a period of at least twenty-one (21) days to consider and review this Release Agreement; (c) has been advised to consult with legal counsel; and (d) understands all the provisions in this Release Agreement.  The Employee understands that it is his choice whether or not to enter into this Release Agreement and that his decision to do so is voluntary and made knowingly in the absence of fraud, duress, or coercion.

8.             Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.  Venue of any litigation arising from this Release Agreement shall be in a court of competent jurisdiction in state or federal court located in Harris County, Texas.  The Employee agrees that he shall be subject to the personal jurisdiction of the district courts of Harris County, the State of Texas and the U.S. District Courts, Southern District of Texas.

9.             Severability.  If any portion of this Agreement is void or deemed unenforceable for any reason, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement that shall otherwise remain in full force and effect.

10.           Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements or understandings relating thereto. This Agreement may be modified only in writing and signed by both parties.

Please read carefully as this document includes a release of claims.

As evidenced by my signature below, I hereby certify that I have carefully read the above Separation Agreement and Release and agree to its terms.

Richard Piske, III	Stratum Holdings, Inc.

By:
Name:
Title:
Date:	Date: